EXHIBIT 11

                               GENERAL MILLS, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                              (In Millions, Except per Share Data)


                                        Thirteen Weeks Ended      Thirty-Nine Weeks Ended
                                        --------------------      -----------------------
                                      February 22, February 23,   February 22,February 23,
                                          1998        1997           1998        1997
                                          ----        ----           ----        ----
Net Earnings                              $131.1       $122.8        $330.0       $377.2
                                          ======       ======        ======       ======


Computation of Shares:

 Weighted average number of shares
   outstanding, excluding shares held in
   treasury (a)                            158.3        157.5         158.7        157.3

 Net shares resulting from the assumed
  exercise of certain stock options (b)      4.4          4.2           4.1          3.5

 Shares potentially issuable under
  compensation plans                          .1           .1            .1            -
                                              --           --            --          ---

 Total common shares and common share
  equivalents                              162.8        161.8         162.9        160.8
                                           =====        =====         =====        =====

Earnings per Share                        $  .83       $  .78        $ 2.08       $ 2.40
                                          ======       ======        ======       ======

Earnings per Share - Assuming Dilution    $  .81       $  .76        $ 2.03       $ 2.35
                                          ======       ======        ======       ======
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Notes to Exhibit 11:

(a) Computed as weighted average of net shares outstanding on stock-exchange trading days.

(b) Common share equivalents are computed by the "treasury stock" method. This method first determines the number of shares issuable under stock options that had an option price below the average market price for the period, and then deducts the number of shares that could have been repurchased with the proceeds of options exercised.